This page being
(Continued from Screen 35)
filed for series 13.
   Condensed balance sheet data:         As of the end of
current reporting
                                        period (000's
omitted except for per
                                        share amounts and
number of accounts)
74.O) Payables for portfolio instruments purchased ---------
-------- $      208
   P) Amounts owed to affiliated persons -------------------
-------- $       92
   Q) Senior long-term debt --------------------------------
-------- $        0
   R) Other liabilities:  1. Reverse repurchase agreements -
-------- $        0
                          2. Short sales -------------------
-------- $        0
                          3. Written options ---------------
-------- $        0
                          4. All other liabilities ---------
-------- $       10
   S) Senior equity ----------------------------------------
-------- $        0
   T) Net assets of common shareholders --------------------
-------- $    83337
   U) 1. Number of shares outstanding ----------------------
----2431,4304,6,180
      2. Number of shares outstanding of a second class of
shares
         of open-end company -------------------------------
--------          0
   V) 1. Net asset value per share (to nearest cent) --
$12.18,11.94,11.94,12.74
      2. Net asset value per share of a second class of open-
end
         company shares (to nearest cent) ------------------
-------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) ----------
-------- $   0.0000
   X) Total number of shareholder accounts -----------------
------1416,3262,1,6
   Y) Total value of assets in segregated accounts ---------
-------- $    11875
                              SCREEN NUMBER: 36